Rule:  424(b)(3)
                                                             File No:  333-62905

                 PRICING SUPPLEMENT NO. 5  DATED JANUARY 26, 1999
             (To Prospectus Supplement dated September 25, 1998 and
                      Prospectus dated September 24, 1998)

                           FLEET FINANCIAL GROUP, INC.
                     SENIOR MEDIUM-TERM NOTES, SERIES N (The
                  "Senior Notes") and SUBORDINATED MEDIUM-TERM
                   NOTES, SERIES O (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

                 Series N (Senior)[X] Series O (Subordinated)[ ]

Principal Amount:                  $150,000,000.00              CUSIP Number:                        33900Q AQ 7
Price to Public:                    See additional terms below  Original Issue Discount (OID) Note:  [ ]Yes    [X]No
                                                                Total Amount of OID:
Issue Date:                         January 28, 1999            Yield to Maturity:
Maturity Date:                      July 28, 2000               Initial Accrual Period OID:
Issue Price (as % of principal):    See below                   Price to Issuer (as % principal)     99.985%
Specified Currency (if other than U.S. Dollars):
Interest Rate Basis:
               [ ]CMT Rate                                 [ ]Treasury Rate
                  Designated CMT Telerate Page:            [ ]Federal Funds Rate
                  Designated CMT Maturity Index:           [ ]Prime Rate
               [ ]Commercial Paper Rate                    [ ]Other:
               [X]LIBOR
                    LIBOR SCREEN
                            Telerate [X]
                            Reuters  [ ]
                            Other    [ ]
Index Maturity:           3 Month
Spread:                   plus 7 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:    5.03828%
Method of Calculation:    Actual / 360  [X]  Actual/Actual   [ ] 30 / 360     []

Interest Determination Dates:           [ ]One  Business  Day  Prior to the
                                           Interest Reset  Date (No Rate Cutoff)
                                        [ ]Two Business Days Prior to the
                                           Interest Reset Date
                                        [X]Two London Business Days Prior to the
                                           Interest Reset Date
Initial Interest Reset Date:     April 28, 1999
Interest Reset Dates:            Quarterly on each Interest Payment Date
Interest Payment Dates:          the  28th  of  each  January,  April,  July  and
                                 October or next good  business  day  commencing
                                 April 28, 1999.
Regular Record Dates:            (if other than the 15th day prior to each
                                 Interest Payment Date)
Interest Reset Period:           Quarterly
Interest Payment Period:         Quarterly
Calculation Agent (if other than First National Bank of Chicago):
Redemption:                             [X]The Notes cannot be redeemed prior to
                                           maturity
                                        [ ]The Notes can be redeemed prior to
                                           maturity
                                                 Initial Redemption Date:
                                                 Initial Redemption Percentage:
                                                 Annual Redemption Percentage
                                                  Reduction:
Repayment:                              [X]The Notes cannot be repaid prior to
                                           maturity
                                        [ ]The Notes can be repaid  prior to
                                           maturity, at the option of the holder
                                           of the Note
                                            Holder's Optional Repayment Date(s):
Index Currency:      Place of Payment:     Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:           Salomon Smith Barney
Agent's Capacity:                       [X]As Principal        [ ]As Agent
Delivery:        DTC #274
Additional Terms:
The Notes may be sold at varying prices related to prevailing market conditions at the time or times of resale.
Expenses:
The  aggregate  expenses,  other  than the  Agents'  Discounts  and  Commissions specified  in the  Prospectus  Supplement  dated  September  25,  1998  and  the
Prospectus dated September 24, 1998,  payable by Fleet Financial Group, Inc. are estimated at up to $175,000,  including  reimbursement of the Agents'  expenses, based on an aggregate initial offering price of $2,000,000,000 of its Senior and its Subordinated Notes.
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